HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
              For the Years Ended September 30, 1999, 1998 and 1997
                 Increase (Decrease) in Cash and Cash Equivalent


                                                 Year Ended September 30,
                                          1999            1998             1997
Cash Flow from Operating Activities:
   Interest Received                 $  72,714       $  81,008       $  115,571
   Miscellaneous Income Received         1,391           1,372              814
   Interest Paid                             0               0          (41,517)
   Legal, Audit and Management
     Fees Paid                         (50,769)        (41,556)         (49,655)
   Repairs and Maintenance Paid         (4,939)        (12,244)         (13,799)
   Cash Paid to Suppliers for
      Operating Expenses               (11,880)        (11,940)          (7,860)

      Net Cash Provided by
        Operating Activities         $   6,517       $  16,640       $    3,554

Cash Flows from Investing Activities:
   Principal Collected on Sale of
     Tanglefoot Apartments Contract          0               0        1,572,240
   Principal Collected on
     Real Estate Contracts             368,673           5,561           12,827
   Purchase of Real Estate Contracts  (367,426)        (31,848)        (526,413)
   Sale (Purchase) of Real Estate            0          31,848          (31,848)
   Payments on Real Estate Mortgages         0               0         (991,555)
   Buyers Escrow Collected (Paid)         (219)            442           (6,650)
   Apartment Building Escrow
     Received (Paid)                         0               0                0
   (Purchase) Redeem Tax Certificates   (1,237)          1,365           (1,459)
   Acquisition of Equipment             (9,184)              0                0
   Purchase of Real Estate             (25,344)           (500)             500

      Net Cash Provided (Used) by
         Investing Activities        $ (34,737)      $   6,868       $   27,642

Cash Flows from Financing Activities:
   Proceeds (Payments) from Loans    $       0       $       0       $  (27,000)

      Net Cash Provided (Used) by
         Financing Activities        $       0       $       0       $  (27,000)

   Net Increase (Decrease) in Cash and
      Cash Equivalents               $ (28,220)      $  23,508       $    4,196
Cash and Cash Equivalents at Beginning
   of Year                              34,183          10,675            6,479

Cash and Cash Equivalents at
   End of Year                       $   5,963       $  34,183       $   10,675


Notes to Financial Statements are an integral part of these statements.